As Filed With the Securities and Exchange Commission on October 21, 1997
                  Registration Statement No. 33-91452


                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                          AMENDMENT NO. 2 TO FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       __________________________________
                          DELTA PETROLEUM CORPORATION
                   (Exact Name of Registrant in its Charter)
          Colorado                                         84-1060803
(State or other jurisdiction of incorporation         (I.R.S. Employer
    or organization)                                  Identification No.)

              Suite 3310, 555 17th Street, Denver, Colorado 80202
                                (303)  293-9133
                   (Address and telephone number of principal
               executive offices and principal place of business)

                     Aleron H. Larson, Jr., Chairman/C.E.O
                          Delta Petroleum Corporation
                          Suite 3310, 555 17th Street
                            Denver, Colorado  80202
                                (303)  293-9133
                          (Name, address and telephone
                          number of agent for service)

                                   Copies to:
                           Stanley F. Freedman, Esq.
                    Krys Boyle Freedman Scott & Sawyer, P.C.
                    600 Seventeenth Street, Suite 2700 South
                          Denver, Colorado  80202-5427
                                (303)  893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration
Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box:  --    --

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. -- X --

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  --    --
_______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.  --    --  __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  --    --

                        CALCULATION OF REGISTRATION FEE


                                              Proposed Maximum     Amount of
Title of Class of Securities   Amount to be     Aggregate        Registration
to be Registered                Registered    Offering Price(1)       Fee

Common Stock, $.01 Par Value     389,500          $3.44               (2)
____________________
(1) Estimated solely for the purpose of computing the amount of registration fee based on the closing price of Registrant's Common Stock on the Nasdaq Small-Cap Market on October 9, 1997.

(2) A Registration Fee of $6,453.67 was paid at the time of the initial filing.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

       SUBJECT TO COMPLETION; DATED OCTOBER 21, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         DELTA PETROLEUM CORPORATION
                        389,500 Shares of Common Stock
                          $0.01 par value per share

     All of the common stock, $0.01 par value (the "Common Stock"), of Delta Petroleum Corporation ("Delta" or the "Company") registered hereunder is for the account of the owners (collectively, the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the Common Stock sold by the Selling Shareholders.

     The Company's Common Stock is traded on the Nasdaq Small-Cap Market under the symbol "DPTR." On October 9, 1997, the last reported price for the Common Stock on the Nasdaq Small-Cap Market was $3.4375.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN BEAR THE ECONOMIC RISK OF THIS INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."
                         ____________________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company anticipates that sales may be effected from time to time, by or for the accounts of the Selling Shareholders, in the Nasdaq Small-Cap Market, in negotiated transactions or otherwise. Sales will be made through broker-dealers acting as agent for the Selling Shareholders or to broker-dealers who may purchase the Common Stock as principals and thereafter sell the shares from time to time in the Nasdaq Small-Cap Market, in negotiated transactions, or otherwise.
Sales will be made at market prices prevailing at the times of the sales or at negotiated prices. See "Plan of Distribution."

               The date of this Prospectus is October 21, 1997

                           AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison, 14th Floor, Chicago, Illinois 60661. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all exhibits, amendments and supplements, the "Registration Statement") of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to the Company, reference is made to the Registration Statement. Statements contained in this Prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following Company documents shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents:

1.   Annual Report on Form 10-KSB for the fiscal year ended June
     30, 1997.

2. Proxy solicitation materials for Annual Meeting of Shareholders to be held on November 25, 1997.

3. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Aleron H. Larson, Jr., Delta Petroleum Corporation, Suite 3310, 555 17th Street, Denver, Colorado 80202, or (303) 293-9133.

                               TABLE OF CONTENTS

                                                                       PAGE

THE COMPANY .....................................................        5

RISK FACTORS ....................................................        5

USE OF PROCEEDS .................................................       10

DILUTION ........................................................       10

SELLING SHAREHOLDERS ............................................       11

PLAN OF DISTRIBUTION ............................................       13

DESCRIPTION OF COMMON STOCK .....................................       14

EXPERTS .........................................................       15

LEGAL MATTERS ...................................................       15

                                THE COMPANY

General

     Delta Petroleum Corporation (the "Company") is a Colorado corporation organized December 21, 1984 and maintains its principal executive offices at Suite 3310, 555 Seventeenth Street, Denver,
Colorado, 80202.

     The Company is engaged in the acquisition, operation, exploration and development of oil and gas properties. As of June 30, 1997, the Company had varying interests in 96 gross (18.61 net) productive wells located in six states. The Company has undeveloped properties in five states, including interests in four federal units and one lease offshore California. Twenty-four of the Company's wells are operated by the Company. The remaining wells are operated by independent operators. All Company wells are operated under contracts that are standard in the industry. The Company does not presently have any foreign operations. At June 30, 1997, the Company estimated its proved reserves attributable to its onshore properties to be 163,000 Bbls of oil and 5.42 Bcf of gas, of which 34,000 Bbls of oil and 3.42 Bcf of gas are proved developed reserves. At June 30, 1997, the Company estimated its proved undeveloped reserves attributable to its offshore California properties, based upon reserve reports, to be 72,328,000 Bbls of oil and 77.7 Bcf of gas. See, however, the discussion with respect to offshore California reserves and "RISK FACTORS -- Uncertainty of Reserve Estimates."

                               RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following:

     1. Shortages of Working Capital and Funding. The Company's level of oil and gas activities, including exploration and development of existing properties, and additional property acquisition, will be significantly dependent on the Company's ability to raise additional capital. No assurances can be given that such funding transactions will be completed successfully.

     As of June 30, 1997, current liabilities exceeded current assets by $530,822. The Company believes that its current working capital deficit can be funded through operations or the sale of assets, if required.

     2. Concerns Relating to Development of Offshore California Properties. The Company's Offshore California proved undeveloped reserves are attributable to its interests in four federal units (plus one additional lease) located offshore California near Santa Barbara. While these interests represent ownership of substantial oil and gas reserves classified as proved undeveloped, the cost to develop the reserves will be very substantial. The Company may be required to farm out all or a portion of its interests in these properties to a third party if it cannot fund its share of the development costs. There can be no assurance that the Company can farm out its interests on acceptable terms. If the Company were to farm out its interests in these properties, its share of the proved reserves attributable to the properties would be decreased substantially. The Company may also incur substantial dilution of its interests in the properties if it elects to use other methods of financing the development costs.

     These units have been formally approved and are regulated by the Minerals Management Service of the federal government. However, due to a history of opposition to offshore drilling and production in California by some individuals and groups, the process of obtaining all of the necessary permits and authorizations to develop the properties will be lengthy. While the federal government has recently attempted to expedite the permitting process, there can be no assurance that it will be successful in doing so. The Company does not have a controlling interest in and does not act as the operator of any of the offshore California properties and consequently will not control the timing of either the development of the properties or the expenditures for development. Management and its independent engineering consultants have considered these factors relating to timing of the development of the reserves in the preparation of the reserve information relating to these properties. As additional information becomes available in the future, the Company's estimates of the proved undeveloped reserves attributable to these properties could change, and such changes could be substantial.

     3. Uncertainty of Reserve Estimates. The reserve estimates, which are included in the notes to the financial statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, are inherently uncertain until such time as drilling is completed. Further, such estimates are based upon assumptions made by an independent petroleum engineer, which assumptions may or may not ultimately prove to be accurate. Consequently, actual expenditures, production and revenues may vary substantially from the reserve estimates provided, which variance could have a material effect upon the estimated quantity and present value of such reserves. See "RISK FACTORS--Concerns Relating to Development of Offshore California Properties."

     4. Substantial Costs to Develop Reserves. During the year ended June 30, 1997, the Company participated in the drilling and/or completion/recompletion of 7 gas wells and 2 oil wells in Oklahoma and Wyoming. Management anticipates that the Company will participate in the drilling of a total of 25 to 30 new wells during the fiscal year ending June 30, 1998. Although management believes that the Company will participate in the drilling of additional wells during the current fiscal year, the Company's level of oil and gas activity, including exploration and development and property acquisitions, will be to a significant extent dependent on the Company's ability to raise additional capital, of which there is no assurance.

     The Company expects to continue incurring costs to acquire, explore and develop oil and gas properties, and management predicts that these costs (together with general and administrative expenses) will be in excess of funds available from revenues from properties owned by the Company or existing cash on hand. It is anticipated that the source of funds to carry out such exploration and development will come from a combination of the Company's sale of working interests in oil and gas leases, production revenues, sales of the Company's securities, and funds from any funding transactions in which the Company might engage.

     In addition, the Company's independent petroleum engineer has provided estimates to the Company indicating that the anticipated costs associated with the development of the Company's Offshore California proved undeveloped reserves are significantly in excess of the Company's total assets at the present time. The source of funding of such costs is currently unknown, but it is likely that the Company may be required to farm out some or all of its interests in these properties to a third party if it cannot provide its share of the development costs from some other source. There can be no assurance that the Company can farm out its interests on acceptable terms. If the Company were to farm out its interests in these properties, its share of the proved reserves attributable to the properties would be decreased substantially. The Company may also incur substantial dilution of its interests in the properties if it elects to use other methods of financing the development costs.

     5. Dependence on Oil and Gas Prices. The Company's oil and gas exploration and production activities are dependent on the actual prices for oil and gas. The prices for oil and gas are dependent on a number of factors, including the extent of domestic production and imports of oil; the competitive position of oil and gas as a source of energy as compared with coal, atomic energy, hydroelectric power, and other energy sources; the refining capacity of prospective oil purchasers; the availability and capacity of pipelines and other means of transportation; and the effect of federal and state regulation on production, transportation, and sale of oil and gas. Such factors are beyond the Company's control or influence. The volatility of prices of oil and gas, which has been substantial in the past and may continue to be high in the future, may have material effects on the Company's liquidity and capital resources. Additionally, the valuation of the Company's proven and unproven oil and gas properties and its production revenues could vary and fluctuate significantly with changes in oil and gas prices.

     6. Shares Available for Resale. Of the Company's presently outstanding shares of Common Stock, 980,180 shares of "restricted securities" (the "UFG Owned Shares") are owned by the Company's former parent, Underwriters Financial Group, Inc. ("UFG"), which has filed for protection under federal bankruptcy laws. Under the terms of a settlement agreement reached among the Company, UFG and Snyder Oil Corporation ("SOCO"), UFG granted a lien to SOCO on the UFG Owned Shares. While the settlement agreement imposes certain restrictions upon the sales of the UFG Owned Shares into the public market in addition to any restrictions provided by SEC Rule 144 for affiliates, SOCO and the Trustee in Bankruptcy for UFG intend to effectuate the sale of the UFG Owned Shares as soon as practicable. Investors should be aware that such sale of the UFG Owned Shares may, in the future, have a depressive effect on the price of the Company's Common Stock.

     7. Competition. Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. The Company competes with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources. The Company does not hold a significant competitive position in the oil and gas industry.

     8. Governmental Regulation and Control. The activities of the Company are subject to extensive federal, state, and local laws and regulations controlling not only the exploration for and sale of oil, but also the possible effects of such activities on the environment. Present as well as future legislation and regulations could cause additional expenditures, restrictions and delays in the Company's business, the extent of which cannot be predicted, and may require the Company to cease operations in some circumstances. In addition, the production and sale of oil and gas are subject to various governmental controls. Because federal energy policies are still uncertain and are subject to constant revisions, no prediction can be made as to the ultimate effect of such governmental policies and controls on the Company.

     9. Dependence Upon Operators. The Company operates only a small portion of most of the wells in which it owns an interest.
As such, the Company is dependent upon the operator of most of its wells to make most decisions concerning such things as whether or not to drill additional wells, how much production to take from such wells, or whether or not to cease operation of certain wells. While the Company, as a working interest owner, may have some voice in the decisions concerning the wells, it is not the primary decision maker concerning them. Therefore, the Company may be unable to cause wells to be drilled even though it may have the funds with which to pay its proportionate share of the expenses of such drilling.

     10. General Risks Inherent in Oil and Gas Drilling. The Company's business is subject to all risks inherent in the exploration and development of oil and gas properties, including but not limited to environmental damage, personal injury, and other occurrences that could result in the Company incurring substantial losses and liabilities to third parties. In its own activities, the Company purchases insurance against risks customarily insured against by others conducting similar activities. Nevertheless, the Company is not insured against all losses or liabilities which may arise from all hazards because such insurance is not available at economic rates, because the operator has not purchased such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on the Company.

     11. No Long Term Contracts. The Company does not have any long-term supply or similar agreements with governments or authorities pursuant to which the Company acts as producer. The Company, therefore, is dependent upon its ability to sell oil and gas at the then current prices. There can be no assurance the purchasers will be available or that the price they are willing to pay will remain stable.

     12. Lack of Diversification. Since all of the Company's resources are allocated to one business area, purchasers of the Company's common stock will be risking essentially their entire investment in a venture that is unable to spread the risk of loss over several projects with the hope that at least one will succeed.

     13. Voting Rights. Holders of the common stock are not entitled to accumulate their votes for the election of directors or otherwise. Accordingly, the present shareholders will be able to elect all of the directors of the Company, and holders of the common stock offered hereby will not be able to elect a representative to the Company's Board of Directors. See "DESCRIPTION OF COMMON STOCK."

     14. Lack of Prospective Dividends. There can be no assurance that the proposed operations of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate a positive cash flow. For the foreseeable future, it is anticipated that any earnings which may be generated from operations of the Company will be used to finance the growth of the Company and that dividends will not be paid to holders of common stock. See "DESCRIPTION OF COMMON STOCK."

     15. No Assurance of a Public Market. The Company's common stock is listed on the Nasdaq Small-Cap Market and trades under the symbol "DPTR." To date, trading volumes for the Company's common stock have been relatively light. Average weekly trading volume for the twelve months ended June 30, 1997 was 154,827 shares. The high sales price during such period was $7.625, while the low sales price during the same period was $3.25.

                              USE OF PROCEEDS

     The Company will not receive any of the proceeds of this offering except such proceeds as may be received by the Company upon the exercise of outstanding warrants or options by the Selling Shareholders, which proceeds, if any, would be used for working capital and drilling and development of the Company's properties. See "COMPANY."

                                 DILUTION

     As of June 30, 1997, the Company had 5,230,631 shares of common stock issued and outstanding with a net tangible book value of $9,170,868 or $1.75 per share. Net tangible book value per share represents the amount of the Company's total assets less total liabilities, divided by the number of shares of common stock outstanding. The following table sets forth the dilution to be incurred by investors acquiring common stock.

     Assumed Offering Price (1)            $ 3.4375

     Net tangible book value per share
      at June 30, 1997                       $ 1.75

     Dilution to Purchasers of common stock  $ 1.6875

     Dilution to Purchasers as Percentage
      of Purchase Price                        49.1%

____________________

1 Assumes a purchase price of $3.4375. The closing bid price of the Company's common stock on NASDAQ on October 9, 1997, was $3.4375.

                   SELLING SHAREHOLDERS

     The following table indicates the Selling Shareholders currently known to the Company. The calculations are based upon outstanding shares at September 16, 1997 of 5,230,631.


                    Number of
                    Shares of
                    Common Stock   % Held
                  Owned Prior to   Prior to       Common Stock
Name                the Offering   Offering       to be Sold

Burdette A. Ogle    761,891(1)     14.57%         100,000(1)
Hunter Equities      50,000(2)      0.96%          50,000(2)
Kevin S. Miller      15,000(3)      0.29%          15,000(3)
Ken Lucas            42,500(4)      0.80%          42,500(4)
Craig Scott          21,250(5)      0.41%          21,250(5)
Glenn Kennedy        21,250(6)      0.41%          21,250(6)
Dublin Holding       50,000(7)      0.96%          50,000(7)
Inc.
Terry D. Enright     30,000(8)      0.57%          15,000(9)
Kent Lina             2,000(10)     0.04%           2,000(10)
Estate of
Don E. Mettler       23,125(11)     0.44%          10,000(12)
James S. & Mindy
   Cassel            21,438(13)     0.41%          21,438(13)
Scott E. Salpeter       625(14)     0.01%             625(14)
Steven B. Bronson    35,219(15)     0.67%          35,219(15)
Eric R. Elliott       1,531(16)     0.03%           1,531(16)
Barry F. Booth        1,531(17)     0.03%           1,531(17)
Barry E. Steiner        625(18)     0.01%             625(18)
Bruce C. Barber       1,531(19)     0.03%           1,531(19)

        TOTAL       1,079,516      20.64%         389,500


                         Number of
                         Shares of      % Held
                         Common Stock   After
                         Owned After    the
                         the Offering   Offering

Burdette A. Ogle         661,891        11.78%
Hunter Equities             -0-           -0-
Kevin S. Miller             -0-           -0-
Ken Lucas                   -0-           -0-
Craig Scott                 -0-           -0-
Glenn Kennedy               -0-           -0-
Dublin Holding              -0-           -0-
Inc.                        -0-           -0-
Terry D. Enright          15,000        0.27%
Kent Lina                   -0-           -0-
Estate of
Don E. Mettler            13,125        0.23%
James S. & Mindy
   Cassel                   -0-           -0-
Scott E. Salpete            -0-           -0-
Steven B. Bronson           -0-           -0-
Eric R. Elliott             -0-           -0-
Barry F. Booth              -0-           -0-
Barry E. Steiner            -0-           -0-
Bruce C. Barber             -0-           -0-


        TOTAL            690,016       12.28%


     1 .       Includes 100,000 shares of the Company's common
stock underlying a currently exercisable warrant to purchase
100,000 shares at a purchase price of $8.00, subject to a call provision by the Company under certain circumstances.

     2. Includes 50,000 shares underlying a currently exercisable warrant to purchase 50,000 shares of the Company's common stock at a purchase price of $6.00 per share.

     3. Includes 15,000 shares underlying a currently exercisable warrant to purchase the Company's common stock for $8.50 per share.

     4. Includes 42,500 shares underlying a currently exercisable warrant to purchase the Company's common stock for $8.50 per share.

         5. Includes 21,250 shares underlying a currently exercisable warrant to purchase the Company's common stock for $8.50 per share.

         6. Includes 21,250 shares underlying a currently exercisable warrant to purchase the Company's common stock for $8.50 per share.

     7. Includes 50,000 shares underlying a currently exercisable option to purchase shares for $6.00 per share.

     8. Includes 7,500 shares of the Company's common stock underlying a currently exercisable option to purchase shares at $3.30 per share, 7,500 shares of the Company's common stock underlying a currently exercisable option to purchase shares at $3.15 per share, 5,000 shares of the Company's common stock underlying a currently exercisable warrant to purchase shares at $1.25 per share, 10,000 shares of the Company's common stock underlying a currently exercisable warrant to purchase shares at $3.50 per share. Mr. Enright is a director of the Company.

          9. Shares underlying a currently exercisable warrant to purchase 5,000 shares of the Company's common stock at a price of $1.25 per share, and shares underlying a currently exercisable warrant to purchase 10,000 shares at a price of $3.50 per share.

         10. Includes 2,000 shares of the Company's common stock underlying exercisable warrant to purchase shares at a price of $1.25 per share.

          11. Includes 7,500 shares of the Company's common stock underlying a currently exercisable option to purchase shares at $3.30 per share, 5,625 of the Company's common stock underlying a currently exercisable option to purchase shares at $3.21 per share and 10,000 shares of the Company's common stock underlying a currently exercisable warrant to purchase shares at $3.50 per share. Mr. Mettler was a director of the Company until his death on September 3, 1996.

         12. Includes 10,000 shares of the Company's common stock underlying a currently exercisable warrant to purchase shares at $3.50 per share.

         13. Shares underlying a currently exercisable warrant to purchase 21,438 shares of the Company's common stock at a price of $6.125 per share.

         14. Shares underlying a currently exercisable warrant to purchase 625 shares of the Company's common stock at a price of $6.125 per share.

         15. Shares underlying a currently exercisable warrant to purchase 35,219 shares of the Company's common stock at a price of $6.125 per share.

         16. Shares underlying a currently exercisable warrant to purchase 1,531 shares of the Company's common stock at a price of $6.125 per share.

         17. Shares underlying a currently exercisable warrant to purchase 1,531 shares of the Company's common stock at a price of $6.125 per share.

         18. Shares underlying a currently exercisable warrant to purchase 625 shares of the Company's common stock at a price of $6.125 per share.

         19. Shares underlying a currently exercisable warrant to purchase 1,531 shares of the Company's common stock at a price of $6.125 per share.

     The Company will not receive any proceeds from the sale of Common Stock by any of the Selling Shareholders listed above except such proceeds as may be received by the Company upon the exercise of outstanding warrants or options by the Selling Shareholders. The Company has the unilateral right to reduce the exercise price of each of the warrants and options listed above, and may do so if deemed to be in the best interests of the Company and its shareholders in the reasonable business judgment of the Board of Directors. The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Common Stock, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by any of the Selling Shareholders. The Selling Shareholders have advised the Company that sales of shares of the Company's Common Stock may be made from time to time by and for their respective accounts in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices.

                             PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent for the Selling Shareholders; and (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     The Selling Shareholders have advised the Company that sales of the Common Stock registered hereby may be effected from time to time in transactions (which may include block transactions) in the NASDAQ market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices which may be charged, at market prices prevailing at the time of sale, or at negotiated prices.

     The Selling Shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commissions received by them and any profit on the resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                         DESCRIPTION OF COMMON STOCK

     The Company is authorized to issue 300,000,000 shares of its $.01 par value Common Stock, of which 5,230,631 shares were issued and outstanding as of September 16, 1997. Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding Common Stock can elect all directors.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of all liabilities. The Company does not anticipate that any dividends on Common Stock will be declared or paid in the foreseeable future. Holders of Common Stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by the Company. All of the outstanding shares of the Company's Common Stock are fully paid and nonassessable.

     The 980,180 shares of the Company's Common Stock owned by UFG are subject to a voting agreement with the Company, whereby Aleron H. Larson, Jr. and Roger A. Parker, the Chief Executive Officer and President of the Company, respectively, have the right to vote the shares owned by UFG. The voting agreement does not apply if the shares are sold to persons who, upon such purchase, would not be deemed affiliates of the Company or UFG.

                                   EXPERTS

     The consolidated balance sheets of the Company as of June 30, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended June 30, 1997 and 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Krys Boyle Freedman & Sawyer, P.C., Denver, Colorado.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The following table itemizes the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby.


     SEC Registration Fee....................   $ 6,453.67
     Transfer Agent Fees.....................         -
     Legal Fees and Expenses.................    20,000.00
     Accounting Fees and Expenses............    10,000.00
     Miscellaneous...........................    10,000.00

       Total.................................   $46,453.67


Item 15.   Indemnification of Directors and Officers.

     The Colorado Business Corporation Act (the "Act") provides that a Colorado corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in the Act. The Act also provides that a Colorado corporation is not permitted to indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Indemnification permitted under the Act in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     Article X of the Company's Articles of Incorporation provides as follows:

                                  "ARTICLE X

                               INDEMNIFICATION

     The corporation may:

        (A) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

        (B) The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

        (C) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (A) or (B) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (D) Any indemnification under (A) or (B) of this Article X (unless ordered by a court) and as distinguished from (C) of this Article shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (A) or (B) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

        (E) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (C) or (D) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the corporation as authorized in this
Article X.

        (F) The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

        (G) The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under provisions of this Article X."

Item 16.   Exhibits.

Exhibit
Number       Description of Exhibit

3.1 Articles of Incorporation of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange Commission).

3.2 Bylaws of Delta Petroleum Corporation (incorporated by reference to Exhibit 3.2 to the Company's Form 10 filed September 9, 1987 with the Securities and Exchange
             Commission).

4.1 Statement of Designation and Determination of Preferences of Series A Convertible Preferred Stock is incorporated by reference to Exhibit 28.3 of the Current Report on Form 8-K dated June 15, 1988.

4.2 Statement of Designation and Determination of Preferences of Series B Convertible Preferred Stock is incorporated by reference to Exhibit 28.1 of the Current Report on Form 8-K dated August 9, 1989.

4.3 Statement of Designation and Determination of Preferences of Series C Convertible Preferred Stock is incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated June 27, 1996.

5.1 Opinion of Krys Boyle Freedman & Sawyer, P.C. regarding legality.*

23.1         Consent of KPMG Peat Marwick LLP**

23.2         Consent of Krys Boyle Freedman & Sawyer, P.C. (contained in
             Exhibit 5.1).*

24.1 Power of Attorney (contained in the Signature section of this Registration Statement).**

* Filed previously as an exhibit in the S-3 registration statement filed on April 21, 1995.
**  Filed herewith.


Item 17.   Undertakings.

        The undersigned Company hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering.

        (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver and State of Colorado on the 20st day of October, 1997.


                            DELTA PETROLEUM CORPORATION


                        By   s/Aleron H. Larson, Jr.
                             Aleron H. Larson, Jr., Secretary,
                             Chairman of the Board, Treasurer,
                             and Principal Financial Officer

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       Signatures                   Title                   Date

s/Aleron H. Larson, Jr.           Principal Financial      10/20/97
Aleron H. Larson, Jr.             Officer, Chairman
                                  of the Board, Treasurer,
                                  Secretary and Director

s/Roger A. Parker                 President and           10/20/97
Roger A. Parker*                  Director

s/Kevin K. Nanke                  Controller and          10/20/97
Kevin K. Nanke*                   Principal Accounting
                                  Officer

s/Terry D. Enright                Director                10/20/97
Terry D. Enright*

s/Jerrie F. Eckelberger           Director                10/20/97
Jerrie F. Eckelberger*


* The signator, Director and/or Officer of Delta Petroleum Corporation (the "Company"), further does hereby constitute and appoint Aleron H. Larson, Jr., his true and lawful attorney and agent, with power of substitution, to sign a Registration Statement under the Securities Act of 1933 to be filed with the Securities and Exchange Commission, and to do any and all acts and things and to execute any and all instruments for him in his name and in the capacity indicated above, which said attorney and agent, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with such Registration Statement, including specifically, but without limitation, power and authority to sign for him in his name and in the capacity indicated above, any and all amendments (including post-effective amendments) thereto; and he does hereby ratify and confirm all that said attorney and agent, or his substitute or substitutes, or any of them, shall do or cause to be done by virtue of this Power of Attorney.